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Exhibit 10.16

March 24, 2011

Frank W. Tilley
3409 Rustwood Ct.
Fort Worth, TX 76109

Dear Frank:

  Re:
  Retention Pay Agreement

        Thomas Group, Inc. (the "Company") has determined that you are part of the team that is essential to the continuity of its operations and its future success. In order to encourage you to enhance and preserve the value of the Company and to ensure your continuing support, the Company considers it appropriate to provide you with a retention pay agreement (this "Agreement") on and subject to the terms and conditions set forth below:

        1.    Retention Payment.

          a.     In the event that, any time during the term of this Agreement, your employment is terminated by the Company without Cause, the Company will pay to you in cash a retention payment (the "Retention Payment") in an amount equal to six (6) months of your annual base salary, at the time of termination of your employment, payable in a lump sum as soon as practicable, but in no event more than 15 days, following the date of your termination. Such Retention Payment shall be subject to such deductions and withholdings as may be required to be made pursuant to law or by agreement with you.

          b.     While the actual amount of the Retention Payment will be determined based on your annual base salary at the time of termination, with your annual base salary as of the date of this Agreement at $150,000.00, your Retention Payment would be $75,000.00.

          c.     For purposes of this Agreement, "Cause" means (i) your repeated and willful failure to perform one or more of your essential duties and responsibilities to the Company in a satisfactory manner; (ii) your failure to devote substantially all of your agreed to business time, (as of the date of this Agreement, agreed to business time is approximately 20 hours per standard work week) and effort to the performance of your essential duties and responsibilities to the Company in a satisfactory manner; (iii) your repeated and willful failure to follow the lawful and reasonable directives of the Company; (iv) your material violation of any written policy of the Company; (v) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (vi) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company; or (vii) your willful breach of any of your obligations under any written agreement or covenant with the Company. Notwithstanding the foregoing, in the event that there is a separate written employment agreement between you and the Company that contains a different definition of "Cause", that definition shall apply for purposes of this Agreement in lieu and instead of the foregoing definition.

          d.     As a condition to your receipt of such Retention Payment, upon termination of your employment, you are required (i) to comply with your continuing obligations to the Company (including the return of any Company property and compliance with any non-competition and confidentiality agreement), and (ii) to resign from all positions you hold with the Company, and (iii) to execute a release agreement releasing any and all claims you may have against the Company.

        2.    General Employment Obligations.    During the term of this Agreement you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you as an employee of the Company in the position to which you are assigned. You further agree that, during the term of this Agreement, you will devote substantially all of your agreed to business time (as of the date of this Agreement, agreed to business time is approximately 20 hours per standard work week) and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all your work services, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Chief Executive Officer, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. During the term of this Agreement, you will be expected to continue to adhere to the Company's standards of professionalism, loyalty, integrity, honesty, reliability and respect for all.

        3.    Term.    The term of this Agreement shall be until December 31, 2012. After the end of the term of this Agreement, this Agreement shall have no further force and effect of any kind whatsoever and no Retention Payment of any kind shall be thereafter payable hereunder, except solely for any payment that has accrued and become payable prior to such date. Other severance agreements, if any, may then be in effect following termination of this Agreement.

        4.    Employment Status.    Subject to the terms and conditions of any separate written employment agreement between you and the Company, nothing in this Agreement (a) alters the at will nature of your employment with the Company, (b) confers upon you any right to continue in the employ of the Company or (c) interferes in any way with the right of the Company to terminate your employment at any time, with or without Cause.

        5.    Section 409A.    The Retention Payment provided for by this Agreement is not intended to be subject to Section 409A of the Internal Revenue Code.

        6.    Entire Agreement.    This Agreement represents the complete agreement between you and the Company regarding any retention or severance payment to be made to you upon termination of your employment, and amends and supersedes all prior agreements and understandings, whether written or oral, to the extent relating to any such payment.

        7.    Binding Effect.    This Agreement is personal to you and may not be assigned by you. This Agreement shall be binding upon, and inure to the benefit of you and the Company and the respective successors and permitted assigns of you and the Company.

        8.    Nondisclosure.    Unless otherwise required to do so by law, subpoena or court order, you will not in any way communicate or discuss the existence or terms of this Agreement or the circumstances of its execution with any person, other than your legal or tax advisors or specifically authorized Company personnel as designated by the Company. You understand that this nondisclosure obligation applies particularly to current and former employees of the Company and the Company's customers, clients and vendors.

        9.    Governing Law.    This Agreement shall be governed and construed by the laws of the State of Texas, without regard to principles of conflict of laws.

        To indicate your acknowledgment and acceptance of this Agreement, please sign and date this letter agreement in the space provided below and return it to the undersigned. This Agreement may be modified or amended only by a written agreement signed both by you and a duly authorized officer of the Company.

Very truly yours,
Thomas Group, Inc.
	By:	/s/ Michael E. McGrath

Michael E. McGrath
Executive Chairman, President and Chief Executive Officer
ACCEPTED AND AGREED:
/s/ Frank W. Tilley

March 24, 2011

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  Exhibit 10.16